Ex. 99.7

Big 3 Precision
Unaudited consolidated balance sheet
As of June 30, 2019

Assets
Current Assets
Cash and cash equivalents	$2,636,418
Accounts receivables	14,825,516
Inventories	5,201,342
Prepaid expenses and other assets	351,695
Total current assets	23,014,971

Property, plant and equipment, net	13,283,669
Goodwill	10,142,204
Trademarks	853,097
Other intangible assets, net	2,929,123
Other assets	653,150
Total assets	$50,876,214

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$5,914,492
Other accrued expenses	1,385,134
Deferred Income	901,469
Current portion of long-term debt	11,663,152
Total current liabilities	19,864,247

Deferred income taxes	2,525,015
Long-term debt	11,856,910

Retained Earnings	16,630,042

Total Liabilities and Stockholder' Equity	$50,876,214

Big 3 Precision
Unaudited statement of income
For the period ended June 30, 2019

Net sales	$36,393,999

Cost of products sold	(27,315,383)
Gross margin	9,078,616

Selling and administrative expenses	(3,004,936)
Operating profits	6,073,680

Interest expense	(712,505)
Income before income taxes	5,361,175

Income Taxes	1,566,200
Net income	$3,794,975